Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of July 27, 2015, by and between LINEAR TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 23, 2013, as amended from time to time (“Credit Agreement”).

WHEREAS, Borrower has requested that Bank agree to certain changes in the terms and conditions set forth in the Credit Agreement.

WHEREAS, Bank has, at the request of Borrower and subject to the terms and conditions of this Amendment and in reliance upon the representations, warranties and covenants made in support thereof, agreed to change the terms and conditions set forth in the Credit Agreement as requested by Borrower.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendment to Credit Agreement.  Subject to the satisfaction of the conditions set forth in Paragraph 3 hereof, the Credit Agreement is hereby amended as follows:

(a)Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in a manner that maintains alphabetical order to read in full as follows:

““First Amendment Effective Date” means July 27, 2015.

“Unused Commitment Fee Threshold” means One Hundred Million Dollars ($100,000,000.00).

“Unused Commitment Fee Calculation Amount” means the amount by which the maximum available principal amount of the Line of Credit exceeds the Unused Commitment Fee Threshold.”

(a)Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 27, 2017 (the “Maturity Date”), not to exceed at any time the aggregate outstanding principal amount of One Hundred Fifty Million Dollars ($150,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes of Borrower and its Subsidiaries.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of July 27, 2015 (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.”

(b)Section 2.2 of the Credit Agreement is hereby amended by inserting a new Section 2.2(c) immediately following the existing Section 2.2(b) to read as follows:

“(c)Unused Commitment Fee.  Commencing on the First Amendment Effective Date, Borrower shall pay to Bank a fee equal to two-tenths of one percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of Unused Commitment Fee Calculation Amount, which fee shall be calculated annually in arrears by Bank on July 27 of each calendar year and shall be due and payable by Borrower in arrears on July 27 of each calendar year and on the date on which Borrower terminates this Agreement pursuant to Section 2.1(c) hereof; provided that no such unused commitment fee shall be payable for any measurement period if the average daily balance on the Line of Credit during such period is at least Fifty Million Dollars ($50,000,000.00).”

(c)Section 6.2(c) of the Credit Agreement is hereby amended by inserting a new Section 2.2(c) immediately following the existing Section 2.2(b) to read as follows:

“(c)other unsecured indebtedness (so long as all such indebtedness (i) has a final stated maturity date that occurs at least 180 days after the  Maturity Date and (ii) contains no financial maintenance covenants) of Borrower and its Subsidiaries not otherwise permitted pursuant to this Section in an aggregate outstanding principal amount not to exceed $1,000,000,000.00 at any time outstanding; provided that the aggregate outstanding principal amount of indebtedness incurred under this Section 6.2(c) together with the aggregate outstanding principal amount of all indebtedness permitted pursuant to Section 6.2(b) hereof outstanding at any time shall not exceed $1,000,000,000.00;”

2.Conditions Precedent.  The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein, is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than July 27, 2015:

(a)Approval of Bank Counsel.  All legal matters incidental hereto shall be satisfactory to Bank’s counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)This Amendment.

(ii)Line of Credit Note.

(iii)Corporate Resolution:  Borrowing.

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(iv)Certificate of Incumbency.

(v)Such other documents as Bank may reasonably require.

3.No Other Modifications; Interpretation.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

[Continues With Signature(s) On Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

LINEAR TECHNOLOGY CORPORATION By:/s/ Don Zerio Donald Zerio Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By:/s/ Karen Byler Karen Byler Senior Vice President

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